CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) dated as of September 5, 2006 (the “Effective Date”), is by and between Belmont Partners, LLC (“Consultant”) and USIP.COM, Inc., a Nevada corporation, with offices at 7325 Oswego Road, Liverpool, NY 13090 (the “Company”).

RECITALS

A. The Company desires to retain the Consultant for the term set forth in this Agreement to assure itself of the services of the Consultant, and the Consultant is willing to be retained by the Company for the term on the terms and conditions set forth below.

B. The Consultant desires to provide the services under this Agreement and represents that he is qualified to perform such services.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties agree as follows:

1. Retention of the Consultant. Subject to the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant to perform the services set forth in this Agreement, and the Consultant accepts this retention on the terms and conditions set forth in this Agreement.

2. Term. The term of this Agreement shall commence on the Effective Date and continue until the completion of the Reverse Merger, as defined.

3. Scope of Work. The services to be performed by the Consultant under this Agreement (the “Work”) shall consist of providing an introduction to Harbin Yifeng Eco-environment Co., Ltd., an company incorporated under the laws of the People’s Republic of China (“Yifeng”), as well as advice and counseling to assist the Company in effecting a reverse merger transaction with Yifeng (the “Work”).

4. Compensation and Payment. In consideration of the Work, the Company shall compensate Consultant as follows: $24,000 upon Yifeng or its designees entering into and closing on a share purchase agreement for the sale and purchase of not less than 50.1% of the issued and outstanding stock of the Company.

5. Independent Contractor. The Consultant agrees to perform his services hereunder as an independent contractor and not as an employee of the Company, its subsidiaries or affiliates. The Consultant is not granted any right or authority or responsibility, expressed, implied or apparent, on behalf of or in the name of the Company to bind, or act on behalf of, the Company.

6. Modifications. No amendment or modification to this Agreement shall be effective unless made in writing.

7. Assignment. This Agreement and all of the Consultant’s rights, duties and obligations under this Agreement are personal in nature and shall not be subcontracted, assigned, delegated or otherwise disposed of by the Consultant without the prior written consent of the Company.

8. Notice. All notices required under this Agreement shall be deemed given when sent by overnight courier or registered or certified mail, or when sent by telecopy, telegraph or other graphic, electronic means and confirmed by overnight courier or registered or certified mail addressed to the address set forth in the preamble to this Agreement. Either party shall have the right to change the address or name of the person to whom such notices are to be delivered by notice to the other party.

9. Law and Venue. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York without regard to conflicts of law provisions. Any litigation between the parties shall be conducted in the state or federal courts of the State of New York.

10. Waiver of Trial by Jury. The Company and the Consultant hereby knowingly, voluntarily and intentionally waive the right to a trial by jury with respect to any litigation based hereon, or arising out of, under or in connection with this agreement. This provision is a material inducement for the parties entering into this agreement.

11. Headings. The headings in this Agreement are provided for convenience of reference only and shall not affect the construction of the text of this Agreement.

12. Non-Waiver. No waiver of any provision of this Agreement shall be deemed to be nor shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

13. Cumulative Remedies. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of any one right or remedy shall not bar the exercise of any other right or remedy.

14. Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement.

15. Survival. The obligations of the parties hereunder which by their nature survive the termination of this Agreement and/or the completion of the Work hereunder, shall survive and inure to the benefit of the parties. Those provisions of this Agreement which provide for the limitation of or protection against liability shall apply to the full extent permitted by law and shall survive termination of this Agreement and/or completion of the Work.

16. Complete Agreement. This Agreement constitutes the entire and final agreement and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the parties, whether oral, written or implied with respect to the subject matter hereof. The inclusion of this provision has been a material inducement for each of the parties to enter into this Agreement.

17. Publicity. The Consultant shall not make any public disclosures regarding the Company, its subsidiaries or affiliates or the project for which he is performing the Work without the prior approval of the Company.

The parties have executed this Agreement effective as of the day and year first above written.

USIP.COM, INC.

By: /s/ Joseph Passalaqua
Name: Joseph Passalaqua
Title: Director

BELMONT PARTNERS, LLC

/s/ Joseph Meuse
By: Joseph Meuse, Managing Member